As filed with the Securities and Exchange Commission on August 24, 2018

Registration No. 333-222472

Registration No. 333-201419

Registration No. 333-178159

Registration No. 333-171649

Registration No. 333-164366

Registration No. 333-139236

Registration No. 333-102718

Registration No. 333-93093

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-222472

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-201419

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-178159

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-171649

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-164366

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-139236

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-102718

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-93093

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

A. SCHULMAN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	34-0514850
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3637 Ridgewood Road

Fairlawn, Ohio 44333

(Address, Including Zip Code, of Principal Executive Offices)

A. Schulman, Inc. 2017 Equity Incentive Plan

A. Schulman, Inc. 2014 Equity Incentive Plan

A. Schulman, Inc. Executives and Directors Stock Ownership Guidelines Compliance Program

A. Schulman, Inc. 2010 Value Creation Rewards Plan

A. Schulman, Inc. 2009 Employee Stock Purchase Plan

A. Schulman, Inc. 2006 Incentive Plan

A. Schulman, Inc. 2002 Equity Incentive Plan

1981 Incentive Stock Option Plan of A. Schulman, Inc.

A. Schulman, Inc. 1991 Stock Incentive Plan

A. Schulman, Inc. 1992 Non-Employee Directors’ Stock Option Plan

(Full Titles of the Plans)

Jeffrey A. Kaplan

Executive Vice President

A. Schulman, Inc.

3637 Ridgewood Road

Fairlawn, Ohio 44333

(Name and Address of Agent for Service)

(330) 666-3751

(Telephone Number, Including Area Code, of Agent for Service)

With copies to:

George A. Casey, Esq.

Heiko Schiwek, Esq.

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022-6069

Tel: (212) 848-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

Registration Statement 333-222472 registering 1,825,000 shares of common stock, par value $1.00 per share (the “Common Stock”), of A. Schulman, Inc. (“Schulman”) for the A. Schulman, Inc. 2017 Equity Incentive Plan.

Registration Statement 333-201419 registering 2,000,000 shares of Common Stock for the A. Schulman, Inc. 2014 Equity Incentive Plan.

Registration Statement 333-178159 registering 500,000 shares of Common Stock for the A. Schulman, Inc. Executives and Directors Stock Ownership Guidelines Compliance Program.

Registration Statement 333-171649 registering 1,375,000 shares of Common Stock for the A. Schulman, Inc. 2010 Value Creation Rewards Plan.

Registration Statement 333-164366 registering 250,000 shares of Common Stock for the A. Schulman, Inc. 2009 Employee Stock Purchase Plan.

Registration Statement 333-139236 registering 4,572,851 shares of Common Stock for the A. Schulman, Inc. 2006 Incentive Plan.

Registration Statement 333-102718 registering 4,500,000 shares of Common Stock for the A. Schulman, Inc. 2002 Equity Incentive Plan.

Registration Statement 333-93093 registering 2,000,000 shares of Common Stock for the 1981 Incentive Stock Option Plan of A. Schulman, Inc., the A. Schulman, Inc. 1991 Stock Incentive Plan and the A. Schulman, Inc. 1992 Non-Employee Directors’ Stock Option Plan.

On August 21, 2018, LyondellBasell Industries N.V. (“LYB”) completed its acquisition of A. Schulman, Inc. (“Schulman”). Pursuant to the terms of the previously announced Agreement and Plan of Merger, dated as of February 15, 2018 (the “Merger Agreement”), by and among LYB, LYB Americas Holdco Inc., a wholly owned subsidiary of LYB (“Merger Sub”) and Schulman, Merger Sub merged with and into Schulman, with Schulman continuing as the surviving corporation (the “Merger”). As a result of the Merger, Schulman became a wholly owned subsidiary of LYB.

At the effective time of the Merger (the “Effective Time”), each share of common stock, par value $1.00 per share, of Schulman (“Schulman Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Schulman Common Stock held (a) in the treasury of Schulman or by Schulman or any wholly owned subsidiary of Schulman, (b) by LYB, Merger Sub or any wholly owned subsidiary of LYB or (c) by any stockholder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the Delaware General Corporation Law), was canceled and automatically converted into the right to receive (i) $42.00 in cash, and (ii) one contractual contingent value rights, in each case, without interest and subject to any applicable withholding taxes.

As a result of the Merger, Schulman has terminated any offering of Schulman’s securities pursuant to the Registration Statements. In accordance with an undertaking made by Schulman in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, Schulman hereby removes from registration all of such securities of Schulman registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 24, 2018.

A. SCHULMAN, INC.

By:	/s/ Jeffrey A. Kaplan
Name:	Jeffrey A. Kaplan
Title:	Executive Vice President

No other person is required to sign this Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.